                                             /------------------------------/
                                             /        OMB APPROVAL          /
                                             /------------------------------/
                                             / OMB Number:        3235-0104 /
                                             / Expires:   December 31, 2001 /
                                             / Estimated average burden     /
                                             / hours per response...... 0.5 /
                                             /------------------------------/
+--------+
| FORM 3 |       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

        Tootle                     Nick                          Prentice
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        11190 Biscayne Boulevard
    ----------------------------------------------------------------------------
      (Street)

        Miami                    Florida                             33181
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               05/29/01
                                                                  --------------

3.  IRS Social Security Number of Reporting Person (Voluntary)
                                                               -----------------

4.  Issuer Name and Ticker or Trading Symbol   SFBC International, Inc. ("SFC")
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    ___ Director    X  Officer             ___ 10% Owner    ___ Other
                   ---
                        (give title below)                       (specify below)

         Vice President of Finance/ Chief Financial Officer
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I-Non Derivative Securities Beneficially Owned

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Inst. 4)          (Inst. 4)            (Inst. 5)           (Inst. 5)
--------------------------------------------------------------------------------
Common Stock          5,556                D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

                                                                          Page 1
                                                                          (Over)

              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Options/(1)/     /(2)/     /(3)/         Common Stock        50,000          /(2)/            D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

1. Commencing on June 30, 2001, these options shall vest in increments on each June 30 and December 31, subject to continued employment, with the first two increments of 8,334 options and the final four increments of 8,333 options.
2. The grant of these stock options is subject to stockholder approval at the annual meeting of stockholders of the issuer scheduled for June 29, 2001 at which time the exercise date and exercise price will be determined.
3.  The options are exercisable for a period of 10 years.


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                               /s/ Nick P. Tootle                  May 30, 2001
                              -------------------------------  -----------------
                              **Signature of Reporting Person       Date

                                                                          Page 2